Exhibit 10.2

TAX RECEIVABLE AGREEMENT

by and among

BJ SERVICES, INC.

BJ SERVICES, LLC

BAKER HUGHES OILFIELD OPERATIONS LLC

BAKER HUGHES INTERNATIONAL HOLDINGS LLC

ALLIED ENERGY JV CONTRIBUTION, LLC

[CSL ENTITIES]

[GS ENTITIES]

BJ SERVICES MANAGEMENT HOLDINGS, LLC

THE MEMBERS OF BJ SERVICES, LLC

FROM TIME TO TIME PARTY HERETO

Dated as of [ 🌑 ]

i

SCHEDULES:

Schedule I – Members’ Schedule

EXHIBITS:

Exhibit A – Form of Joinder Agreement

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [ 🌑 ], is hereby entered into by and among BJ Services, Inc., a Delaware corporation (the “Corporation”), BJ Services, LLC, a Delaware limited liability company (“BJS LLC”), Baker Hughes Oilfield Operations LLC, a California limited liability company (“BHOO”), Baker Hughes International Holdings LLC, a Delaware limited liability company (“BH SubCo”), Allied Energy JV Contribution, LLC, a Delaware limited liability company (“Sponsor”), [CSL ENTITIES], [GS ENTITIES], BJ Services Management Holdings, LLC (“Management Holdings”) and each of the Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, BJS LLC is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, each of the members of BJS LLC as of the date hereof (such members, together with each other Person who becomes party hereto by satisfying the Joinder Requirement, the “Members”), owns (or, in the case of such other Persons, will own) common limited liability company interests in BJS LLC (the “Units”);

WHEREAS, the Corporation is the managing member of BJS LLC and is the registered owner of Units;

WHEREAS, on the date hereof and exclusive of the Over-Allotment Option, the Corporation issued [ 🌑 ] shares of its Class A common stock, par value $0.001 per share (the “Class A Common Stock”) to certain purchasers in an initial public offering of its Class A Common Stock (the “IPO”);

WHEREAS, on the date hereof, the Corporation used a portion of the net proceeds from the IPO to purchase newly-issued Units directly from BJS LLC (the “Base Offering Capital Contribution”);

WHEREAS, on and after the date hereof, the Corporation may issue additional Class A Common Stock in connection with the IPO as a result of the exercise by the underwriters of their over-allotment option (the “Over-Allotment Option”) and, if the Over-Allotment Option is in fact exercised in whole or in part, any additional net proceeds will be used by the Corporation to purchase additional newly-issued Units directly from BJS LLC (the “Over-Allotment Capital Contribution” and, together with the Base Offering Capital Contribution, the “Corporation’s Capital Contribution”);

WHEREAS, on and after the date hereof, pursuant to Article XI of the LLC Agreement, each Member has the right, in its sole discretion, from time to time to require BJS LLC to redeem (a “Redemption”) all or a portion of such Member’s Units for Class A Common Stock or, under certain circumstances, cash; provided that, at the election of the Corporation in its sole discretion, the Corporation may effect a direct exchange (a “Direct Exchange”) of such Member’s Units for Class A Common Stock or, under certain circumstances, cash;

WHEREAS, subject to Section 2.1(b), BJS LLC and any direct or indirect subsidiary (owned through a chain of pass-through entities) of BJS LLC that is treated as a partnership for U.S. federal income tax purposes (together with BJS LLC and any direct or indirect subsidiary (owned through a chain of pass-through entities) of BJS LLC that is treated as a disregarded entity for U.S. federal income tax purposes, the “BJS LLC Group”) will have in effect an election under Section 754 of the Code for the Taxable Year in which any Exchange occurs, which election will result in an adjustment to the Corporation’s share of the tax basis of the assets owned by the BJS LLC Group as of the date of the Exchange, with a consequent result on the taxable income subsequently derived therefrom; and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by the Corporation as the result of Exchanges and the receipt of payments under this Agreement, as contemplated by the LLC Agreement, and to ease administrative burdens, an assumed tax rate shall be used to approximate the Corporation’s state and local liabilities for Covered Taxes without regard to such tax benefits for each Taxable Year.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both (i) the singular and plural and (ii) the active and passive forms of the terms defined).

“Actual Federal Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal Covered Taxes of the Corporation (i) appearing on U.S. federal Tax Returns of the Corporation for such Taxable Year and (ii) if applicable, determined in accordance with a Determination (including interest imposed in respect thereof under applicable law).

“Actual Interest Amount” is defined in Section 3.1(b)(vii) of this Agreement.

“Actual Other Tax Liability” means, with respect to any Taxable Year, the sum of (i) U.S. federal taxable income of the Corporation determined in connection with calculating the Actual Federal Tax Liability for such Taxable Year and (ii) actual state and local tax liabilities of the Corporation for such Taxable Year, multiplied by the Assumed Other Tax Rate.

“Actual Tax Liability” means, with respect to any Taxable Year, the Actual Federal Tax Liability for such Taxable Year, plus the Actual Other Tax Liability for such Taxable Year.

“Advisory Firm” means an accounting firm that is nationally recognized as being an expert in Covered Tax matters and is not an Affiliate of the Corporation, selected by the Corporation.

“Advisory Firm Letter” means a letter, that has been prepared by the Advisory Firm used by the Corporation in connection with the performance of its obligations under this Agreement, which states that the relevant Schedules, notices or other information to be provided by the Corporation to the Members, along with all supporting schedules and work papers, were prepared in a manner that is consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such Schedules, notices or other information were delivered by the Corporation to the Members.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 150 basis points.

“Agreement” is defined in the preamble to this Agreement.

“Amended Schedule” is defined in Section 2.4(b) of this Agreement.

“Assumed Other Tax Rate” means (i) the sum of the products of (a) the Corporation’s income and franchise tax apportionment rate(s) for each state and local jurisdiction in which BJS LLC or the Corporation files an income or franchise tax return for the relevant Taxable Year and (b) the highest corporate income and franchise tax rate(s) paid by the Corporation for each state and local jurisdiction in which BJS LLC or the Corporation files an income or franchise tax return for each relevant Taxable Year, reduced by (ii) the product of (a) the Corporation’s marginal U.S. federal income tax rate for the relevant Taxable Year and (b) the rate calculated under clause (i).

“Attributable” is defined in Section 3.1(b)(i) of this Agreement.

“Audit Committee” means the audit committee of the Board.

“Bankruptcy Code” means Title 11, U.S. Code or any similar federal law for the relief of debtors.

“Basis Adjustment” means the increase or decrease to the tax basis of (or the Corporation’s share of such increase or decrease to the tax basis of) the Reference Assets as a result of any Exchange and any payments made under this Agreement with respect to such Exchange (i) under Section 734(b), 743(b) and 754 of the Code and, in each case, the comparable sections of U.S. state or local tax law (in situations where, following an Exchange, BJS LLC remains in existence as an entity for U.S. federal income tax purposes) and (ii) under Sections 732 and 1012 of the Code and, in each case, the comparable sections of U.S. state or local tax law (in situations where, as a result of one or more Exchanges, BJS LLC becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes), in each case, as a result of any Exchange and any payments made under this Agreement. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

“Base Offering Capital Contribution” is defined in the recitals to this Agreement.

“Basis Schedule” is defined in Section 2.2 of this Agreement.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, with respect to such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

“BHOO” is defined in the preamble to this Agreement.

“BH SubCo” is defined in the preamble to this Agreement.

“BJS LLC” is defined in the preamble to this Agreement.

“BJS LLC Group” is defined in the recitals to this Agreement.

“Board” means the board of directors of the Corporation.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the United States of America or the State of New York or is a day on which banking institutions located in New York are closed.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act (excluding (a) any employee benefit plan of such “person” and its subsidiaries, and any “person” or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (b) the Permitted Transferees and (c) any “person” or “group” who, on the date of the consummation of the IPO, is the Beneficial Owner of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding voting securities)) becomes the Beneficial Owner of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding voting securities;

(2) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including through a sale of assets of any member of the BJS LLC Group), other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale;

(3) there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation (including BJS LLC) with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) all of the Persons who were the respective Beneficial Owners of the voting securities of the Corporation immediately prior to such merger or consolidation do not beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation;

(4) the following individuals cease for any reason to constitute a majority of the number of directors of the Corporation then serving: individuals who were directors of the Corporation on the date of the consummation of the IPO and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors of the Corporation on the date of the consummation of the IPO or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause 4; or

(5) the Corporation ceases to be the sole managing member of BJS LLC.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock and Class B Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Class A Common Stock” is defined in the recitals to this Agreement.

“Class B Common Stock” means shares of Class B common stock, par value $0.001 per share, of the Corporation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the preamble to this Agreement.

“Corporation’s Capital Contribution” is defined in the recitals to this Agreement

“Covered Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or an alternative basis (including for the avoidance of doubt, franchise taxes), and any interest, penalties and additions to tax related thereto.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(iii) of this Agreement.

“Default Rate” means LIBOR plus 500 basis points.

“Default Rate Interest” is defined in Section 3.1(b)(ix) of this Agreement.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state, local or foreign tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“Direct Exchange” is defined in the recitals to this Agreement.

“Dispute” is defined in Section 7.8(a) of this Agreement.

“Early Termination Effective Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the Long-Term Treasury Rate in effect on the applicable date plus 300 basis points.

“Early Termination Reference Date” is defined in Section 4.2 of this Agreement.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Estimated Tax Benefit Payment” is defined in Section 3.4 of this Agreement.

“Exchange” means any (i) Direct Exchange, (ii) Redemption or (iii) any transaction using proceeds of the IPO or any distribution by BJS LLC that in either case results in an adjustment under Sections 732, 734(b), 743(b) and/or 1012 of the Code with respect to the BJS LLC Group.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, or any successor provisions thereto.

“Exchange Date” means the date of any Exchange.

“Expert” is defined in Section 7.9 of this Agreement.

“Extension Rate Interest” is defined in Section 3.1(b)(viii) of this Agreement.

“Final Payment Date” means any date on which a payment is required to be made pursuant to this Agreement. For the avoidance of doubt, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a) of this Agreement.

“Hypothetical Federal Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of the Corporation that would arise in respect of U.S. federal Covered Taxes, using the same methods, elections, conventions and similar practices used on the actual relevant U.S. federal Tax Returns of the Corporation but (i) calculating depreciation, amortization, or other similar deductions, or otherwise calculating any items of income, gain, or loss, using the Non-Adjusted Tax Basis as reflected on the Basis Schedule, including amendments thereto for such Taxable Year, (ii) excluding any deduction attributable to Imputed Interest or Actual Interest Amounts for such Taxable Year and (iii) deducting actual state and local tax liabilities for such Taxable Year and deducting or crediting, as applicable, foreign tax liabilities for purposes of determining U.S. federal taxable income. For the avoidance of doubt, the Hypothetical Federal Tax Liability shall be determined without taking into account the carryover or carryback of any tax item (or portions thereof) that is attributable to any of the items described in clauses (i) and (ii) of the previous sentence.

“Hypothetical Other Tax Liability” means, with respect to any Taxable Year, the sum of (i) U.S. federal taxable income of the Corporation determined in connection with calculating the Hypothetical Federal Tax Liability for such Taxable Year and (ii) the amount of state and local tax liabilities of the Corporation used for purposes of clause (iii) of the definition of Hypothetical Federal Tax Liability with respect to such Taxable Year, multiplied by the Assumed Other Tax Rate.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the Hypothetical Federal Tax Liability for such Taxable Year, plus the Hypothetical Other Tax Liability for such Taxable Year.

“Imputed Interest” is defined in Section 3.1(b)(vi) of this Agreement.

“Independent Directors” means the members of the Board other than members of the Board that have been appointed or designated by a Member or any of such Member’s Affiliates.

“IPO” is defined in the recitals to this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.6(a) of this Agreement.

“LIBOR” means during any period, a rate per annum equal to the ICE LIBOR rate for a period of one year (“ICE LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Corporation from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such period, for dollar deposits (for delivery on the first day of such period) with a term equivalent to such period.

“Long-Term Treasury Rate” means the Long-Term Composite Rate, which is the unweighted average of bid yields on all outstanding fixed-coupon bonds neither due nor callable in less than 10 years, as published by the U.S. Department of the Treasury or by any other publicly available source of such market rate.

“LLC Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of BJ Services, LLC, dated as of the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“Management Holdings” is defined in the preamble to this Agreement.

“Market Value” shall mean the Common Unit Redemption Price, as defined in the LLC Agreement, determined as of an Early Termination Date.

“Maximum Rate” is defined in Section 7.14 of this Agreement.

“Member Advisory Firm” means an accounting firm selected by the applicable Member that is (i) nationally recognized as being an expert in Covered Tax matters, (ii) not an Affiliate of the Corporation and (iii) not serving as an Advisory Firm.

“Members” is defined in the recitals to this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b)(ii) of this Agreement.

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

Non-TRA Portion” is defined in Section 2.3(b) of this Agreement.

“Objection Notice” is defined in Section 2.4(a)(i) of this Agreement.

“Over-Allotment Capital Contribution” is defined in the recitals to this Agreement.

“Over-Allotment Option” is defined in the recitals to this Agreement.

“Parties” means the parties named on the signature pages to this agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer of one or more Units (including upon the death of a Member or upon the issuance of Units resulting from the exercise of an option to acquire such Units) (i) that occurs after the IPO but prior to an Exchange of such Units and (ii) to which Section 743(b) of the Code applies.

“Permitted Transfer” means the transfer of Units by a holder of Units to any transferee as permitted by the LLC Agreement.

“Permitted Transferee” means a holder of Units pursuant to a Permitted Transfer.

“Realized Tax Benefit” is defined in Section 3.1(b)(iv) of this Agreement.

“Realized Tax Detriment” is defined in Section 3.1(b)(v) of this Agreement.

“Reconciliation Dispute” is defined in Section 7.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.4(a) of this Agreement.

“Redemption” has the meaning in the recitals to this Agreement.

“Redemption Notice” has the meaning set forth in the LLC Agreement.

“Reference Asset” means any asset (other than cash or cash equivalents) of BJS LLC or any of its successors or assigns, and whether held directly by BJS LLC or indirectly by BJS LLC through a member of the BJS LLC Group, at the time of an Exchange. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code.

“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“Sponsor” is defined in the preamble to this Agreement.

“Subsidiary” means, with respect to any Person and as of any determination date, any other Person as to which such first Person (i) owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests of such other Person or (ii) is the sole general partner interest, or managing member or similar interest, of such Person.

“Subsidiary Stock” means any stock or other equity interest in any Subsidiary entity of the Corporation that is treated as a corporation for U.S. federal income tax purposes.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.3(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of U.S. state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the closing date of the IPO.

“Taxing Authority” shall mean any national, federal, state, county, municipal, or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“Termination Objection Notice” is defined in Section 4.2 of this Agreement.

“TRA Portion” is defined in Section 2.3(b) of this Agreement.

“Treasury Regulations” means the final, temporary, and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“True-up” is defined in Section 3.4 of this Agreement.

“U.S.” means the United States of America.

“Units” is defined in the recitals to this Agreement.

“Valuation Assumptions” shall mean, as of an Early Termination Effective Date, the assumptions that:

(1) in each Taxable Year ending on or after such Early Termination Effective Date, the Corporation will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(2) the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law;

(3) all taxable income of the Corporation will be subject to the maximum applicable tax rates for each Covered Tax throughout the relevant period;

(4) any loss carryovers or carrybacks generated by any Basis Adjustment or Imputed Interest (including such Basis Adjustment and Imputed Interest generated as a result of payments under this Agreement) and available as of the date of the Early Termination Schedule will be used by the Corporation ratably in each Taxable Year from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers or carrybacks; by way of example, if on the date of the Early Termination Schedule the Corporation had $100 of net operating losses with a carryforward period of ten (10) years, $10 of such net operating losses would be used in each of the ten (10) consecutive Taxable Years beginning in the Taxable Year of such Early Termination Schedule;

(5) any non-amortizable assets (other than Subsidiary Stock) will be disposed of on the fifteenth anniversary of the earlier of (i) the applicable Basis Adjustment and (ii) the Early Termination Effective Date;

(6) any Subsidiary Stock will be deemed never to be disposed of except if Subsidiary Stock is directly disposed of in the Change of Control;

(7) if, on the Early Termination Effective Date, any Member has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the Market Value that would be received by such Member if such Units had been Exchanged on the Early Termination Effective Date, and such Member shall be deemed to receive the amount of cash such Member would have been entitled to pursuant to Section 4.3(a) had such Units actually been Exchanged on the Early Termination Effective Date; and

(8) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.

Section 1.2 Rules of Construction. Unless otherwise specified herein:

(a) For purposes of interpretation of this Agreement:

(i) The meaning of defined terms are equally applicable to the singular and plural forms of the defined terms.

(ii) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(iii) References in this Agreement to a Schedule, Article, Section, clause or subclause, unless otherwise specifically noted, refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement.

(iv) References in this Agreement to dollars or “$” refer to the lawful currency of the United States of America.

(v) The term “including” is by way of example and not limitation.

(vi) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(d) Unless otherwise expressly provided herein, (a) references to organization documents (including the LLC Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (b) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

ARTICLE II.

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1 Basis Adjustments; BJS LLC 754 Election.

(a) Basis Adjustments. The Parties acknowledge and agree that (A) each Direct Exchange shall give rise to Basis Adjustments and (B) each Redemption using cash or Class A Common Stock contributed to BJS LLC by the Corporation shall be treated as a direct purchase of Units by the Corporation from the applicable Member pursuant to Section 707(a)(2)(B) of the Code that will give rise to Basis Adjustments. In connection with any Direct Exchange or Redemption, the Parties acknowledge and agree that pursuant to applicable law the Corporation’s share of the basis in the Reference Assets shall be increased by the excess, if any, of (A) the sum of (x) the Common Unit Redemption Price (as defined in the LLC Agreement) of Class A Common Stock or the cash transferred to a Member pursuant to an Exchange as payment for the Units, (y) the amount of payments made pursuant to this Agreement with respect to such Exchange and (z) the amount of liabilities allocated to the Units acquired pursuant to the Exchange, over (B) the Corporation’s proportionate share of the basis of the Referenced Assets immediately after the Exchange attributable to the Units exchanged, determined as if each member of the BJS LLC Group remains in existence as an entity for tax purposes and no member of the BJS LLC Group made the election provided by Section 754 of the Code. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest or are Actual Interest Amounts.

(b) BJS LLC Section 754 Election. In its capacity as the sole managing member of BJS LLC, the Corporation will ensure that, on and after the date hereof and continuing throughout the term of this Agreement, BJS LLC and each of its direct and indirect Subsidiaries (including any successors to BJS LLC and its direct and indirect Subsidiaries arising as a result of terminations occurring pursuant to Section 708(b)(1)(B) of the Code) that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law, to the extent allowed) for each Taxable Year; provided that with respect to any direct or indirect Subsidiary of BJS LLC that is treated as a partnership for U.S. federal income tax purposes for which the Corporation or any of its Subsidiaries do not have the authority under the governing documents of such Subsidiary to cause such Subsidiary to have in effect an election under Section 754 of the Code (or under any similar provisions of applicable U.S. state or local law), the Corporation shall only be required to take commercially reasonable efforts to cause such Subsidiary to have such an election in effect.

Section 2.2 Basis Schedules. Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for each relevant Taxable Year, the Corporation shall deliver to the Members a schedule (the “Basis Schedule”) that shows, in reasonable detail as necessary in order to understand the calculations performed under this Agreement: (a) the Basis Adjustments with respect to the Reference Assets as a result of the relevant Exchanges effected in such Taxable Year and (b) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable. The Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

Section 2.3 Tax Benefit Schedules.

(a) Tax Benefit Schedule. Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to the Members a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a), and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

(b) Applicable Principles. Subject to the provisions of this Agreement, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of the Corporation for such Taxable Year attributable to the Basis Adjustments, Imputed Interest and Actual Interest Amounts, as determined using a “with and without” methodology described in Section 2.4(a). Carryovers or carrybacks of any tax item attributable to any Basis Adjustment, Imputed Interest or Actual Interest Amounts shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state or local tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to a Basis Adjustment, Imputed Interest or Actual Interest Amounts (a “TRA Portion”) and another portion that is not (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that (i) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3(a)) and (ii) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year. If as a result of an amendment to a Tax Return of the Corporation from a prior Taxable Year, the previously reported Realized Tax Benefit amount decreases, then for purposes of computing the Cumulative Net Realized Tax Benefit in future

Taxable Years, that decrease in the Realized Tax Benefit is allocated among the Members in proportion to their shares of the Realized Tax Benefit originally computed for the amended Taxable Year. If as a result of an amendment to a prior year the previously reported Realized Tax Benefit amount increases, then that increase in the Realized Tax Benefit shall be allocated among the Members in proportion to the relative amounts of newly available deductions that are Attributable to each Member, and by applying the principles of Section 3.3(a) to the extent there is insufficient taxable income available in the relevant prior year (i.e., by allocating the Covered Tax Benefit to the Members in the same proportion to the respective Tax Benefit Payment that would have been payable to such Members if the Corporation had sufficient taxable income to avoid a limitation). The Parties agree that (i) all Tax Benefit Payments (other than Imputed Interest and Actual Interest Amounts) attributable to an Exchange will (A) be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments for the Corporation and (B) have the effect of creating additional Basis Adjustments for the Corporation in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current Taxable Year continuing until any incremental current Taxable Year benefits equal an immaterial amount as reasonably determined by the Corporation.

Section 2.4 Procedures; Amendments.

(a) Procedures. Each time the Corporation delivers an applicable Schedule to the Members under this Agreement, including any Amended Schedule delivered pursuant to Section 2.4(b), but excluding any Early Termination Schedule or amended Early Termination Schedule delivered pursuant to the procedures set forth in Section 4.2, the Corporation shall also: (x) deliver supporting schedules and work papers, as determined by the Corporation or as reasonably requested by any Member that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Schedule; (y) deliver an Advisory Firm Letter supporting such Schedule; and (z) allow the Members and their advisors to have reasonable access to the appropriate representatives, as determined by the Corporation or as reasonably requested by the Members, at the Corporation and the Advisory Firm in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any Tax Benefit Schedule that is delivered to the Members, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability of the Corporation (the “with” calculation) and the Hypothetical Tax Liability of the Corporation (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on the Parties thirty (30) calendar days from the date on which the Members first received the applicable Schedule or amendment thereto unless:

(i) a Member within thirty (30) calendar days after receiving the applicable Schedule or amendment thereto, provides the Corporation with (A) written notice of a material objection to such Schedule that is made in good faith and that sets forth in reasonable detail such Member’s material objection (an “Objection Notice”) and (B) a letter from a Member Advisory Firm (that is different from the Advisory Firm that was used by the Corporation to prepare the Schedule at issue) in support of such Objection Notice; or

(ii) each Member provides a written waiver of its right to deliver an Objection Notice within the time period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver from all Members is received by the Corporation.

In the event that any Member timely delivers an Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporation of the Objection Notice, the Corporation and the relevant Member shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”). For the avoidance of doubt, and notwithstanding anything to the contrary herein, the expense of preparing and obtaining the letter from a Member Advisory Firm referenced in clause (i) above shall be borne solely by the relevant Member and the Corporation shall have no liability with respect to such letter or any of the expenses associated with its preparation and delivery.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation: (i) in connection with a Determination affecting such Schedule; (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was originally provided to the Members; (iii) to comply with an Expert’s determination under the Reconciliation Procedures applicable to this Agreement; (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year; (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year; or (vi) to adjust a Basis Schedule to take into account any Tax Benefit Payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).

ARTICLE III.

TAX BENEFIT PAYMENTS

Section 3.1 Timing and Amount of Tax Benefit Payments.

(a) Timing of Payments. Except as provided in Section 3.4 and Section 4.1(b), and subject to Sections 3.2 and 3.3, within three (3) Business Days following the date on which each Tax Benefit Schedule that is required to be delivered by the Corporation to the Members pursuant to Section 2.3(a) of this Agreement becomes final in accordance with Section 2.4(a) of this Agreement (which is, for the avoidance of doubt, the Final Payment Date in respect of any Tax Benefit Payment), the Corporation shall pay to each relevant Member the Tax Benefit Payment as determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such Member or as otherwise agreed by the Corporation and such Member. For the avoidance of doubt, the Members shall not be required under any circumstances to return any portion of any Tax Benefit Payment previously paid by the Corporation to the Members (including any portion of any Estimated Tax Benefit Payment or any Early Termination Payment). Notwithstanding anything herein to the contrary, at the election of a Member specified in the Redemption Notice for the applicable Exchange, the aggregate Tax Benefit

Payments in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed [ 🌑 ]% of the fair market value of the Class A Common Stock received on such Exchange. The election described in the prior sentence shall be made by an exchanging Member by providing written notice to the Corporation, as described in Section 7.1, no later than the last day of such Member’s taxable year that includes such Exchange.

(b) Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any Member means an amount, not less than zero, equal to the sum of: (i) the Net Tax Benefit that is Attributable to such Member (including Imputed Interest calculated in respect of such amount); and (ii) the Actual Interest Amount; provided, however, that the aggregate Tax Benefit Payment with respect to all Members shall not exceed the aggregate Net Tax Benefit with respect to all Members plus the aggregate Actual Interest Amount with respect to all Members. See Section 3.3(a) for the allocation of payments.

(i) Attributable. A Net Tax Benefit is “Attributable” to a Member to the extent that it is derived from any Basis Adjustment, Imputed Interest, or Actual Interest Amount that is attributable to an Exchange undertaken by or with respect to such Member.

(ii) Net Tax Benefit. The “Net Tax Benefit” Attributable to any Member for a Taxable Year equals the amount of the excess, if any, of (x) 85% of the Cumulative Net Realized Tax Benefit that is Attributable to such Member as of the end of such Taxable Year over (y) the aggregate amount of all Tax Benefit Payments previously made to such Member under this Section 3.1. For the avoidance of doubt, if the Cumulative Net Realized Tax Benefit that is Attributable to a Member as of the end of any Taxable Year is less than the aggregate amount of all Tax Benefit Payments previously made to such Member, such Member shall not be required to return any portion of any Tax Benefit Payment previously made by the Corporation to such Member.

(iii) Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

(iv) Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability of the Corporation for Covered Taxes. If all or a portion of the Actual Tax Liability for such Covered Taxes for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(v) Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of the Actual Tax Liability of the Corporation for Covered Taxes over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the Actual Tax Liability for such Covered Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(vi) Imputed Interest. The principles of Sections 1272, 1274, or 483 of the Code, as applicable, and the principles of any similar provision of U.S. state and local law, will apply to cause a portion of any Tax Benefit Payment payable by the Corporation to a Member under this Agreement to be treated as imputed interest (“Imputed Interest”). For the avoidance of doubt, the deduction for the amount of Imputed Interest as determined with respect to any Tax Benefit Payment payable by the Corporation to a Member shall be excluded in determining the Hypothetical Tax Liability of the Corporation for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(vii) Actual Interest Amount. The “Actual Interest Amount” calculated in respect of the Net Tax Benefit for a Taxable Year will equal the amount of any Extension Rate Interest. For the avoidance of doubt, (a) for Tax purposes, the Actual Interest Amount will not be treated as interest but instead shall be treated as additional consideration for the acquisition of Units in Exchanges, unless otherwise required by law and (b) any deduction for any Actual Interest Amount as determined with respect to any Net Tax Benefit payable by the Corporation to a Member shall be excluded in determining the Hypothetical Tax Liability of the Corporation for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(viii) Extension Rate Interest. Subject to Section 3.4, the amount of “Extension Rate Interest” calculated in respect of the Net Tax Benefit (including previously accrued Imputed Interest) for a Taxable Year will equal interest calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the date on which the Corporation makes a timely Tax Benefit Payment to the Member on or before the Final Payment Date as determined pursuant to Section 3.1(a).

(ix) Default Rate Interest. In the event that the Corporation does not make timely payment of all or any portion of a Tax Benefit Payment to a Member on or before the Final Payment Date as determined pursuant to Section 3.1(a), the amount of “Default Rate Interest” calculated in respect of the Net Tax Benefit (including previously accrued Imputed Interest and Extension Rate Interest) for a Taxable Year will equal interest calculated at the Default Rate from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which the Corporation makes such Tax Benefit Payment to such Member. For the avoidance of doubt, the amount of any Default Rate Interest as determined with respect to any Net Tax Benefit payable by the Corporation to a Member shall be included in the Hypothetical Tax Liability of the Corporation for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(x) Except as provided in an election, if any, made pursuant to Section 3.1(a), the Corporation and the Members hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes.

(c) Interest. The provisions of Section 3.1(b) are intended to operate so that interest will effectively accrue in respect of the Net Tax Benefit for any Taxable Year as follows:

(i) first, at the applicable rate used to determine the amount of Imputed Interest under the Code (from the relevant Exchange Date or date on which the relevant Tax Benefit Payment was made until the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a)); and

(ii) second, at the Default Rate in respect of any Default Rate Interest (from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which the Corporation makes the relevant Tax Benefit Payment to the applicable Member).

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in the duplicative payment of any amount (including interest) that may be required under this Agreement, and the provisions of this Agreement shall be consistently interpreted and applied in accordance with that intent. For purposes of this Agreement, and also for the avoidance of doubt, no Tax Benefit Payment shall be required to be calculated or made in respect of any estimated tax payments, including, without limitation, any estimated U.S. federal income tax payments.

Section 3.3 Pro-Ration of Payments as Between the Members.

(a) Pro Rata Payments; Coordination of Benefits.

(i) Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate potential Covered Tax benefit of the Corporation as calculated with respect to the Basis Adjustments, Imputed Interest and Actual Interest Amounts is limited in a particular Taxable Year because the Corporation does not have sufficient actual taxable income to fully utilize available deductions, then the available Covered Tax benefit for the Corporation shall be allocated among the Members in proportion to the respective Tax Benefit Payment that would have been payable if the Corporation had in fact had sufficient taxable income so that there had been no such limitation. As an illustration of the intended operation of this Section 3.3(a), if the Corporation had $200 of aggregate potential Covered Tax benefits with respect to the Basis Adjustments, Imputed Interest and Actual Interest Amounts in a particular Taxable Year (with $50 of such Covered Tax benefits being attributable to Member 1 and $150 of such Covered Tax benefits being attributable to Member 2), such that Member 1 would have potentially been entitled to a Tax Benefit Payment of $42.50 and Member 2 would have been entitled to a Tax Benefit Payment of $127.50 if the Corporation had $200 of taxable income, and if at the same time the Corporation only had $100 of actual taxable income in such Taxable Year, then

$25 of the aggregate $100 actual Covered Tax benefit for the Corporation for such Taxable Year would be allocated to Member 1 and $75 of the aggregate $100 actual Covered Tax benefit for the Corporation would be allocated to Member 2, such that Member 1 would receive a Tax Benefit Payment of $21.25 and Member 2 would receive a Tax Benefit Payment of $63.75.

(ii) Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate Net Tax Benefit of all Members with a positive Net Tax Benefit exceeds the aggregate Net Tax Benefit of all Members, then the Tax Benefit Payment shall be allocated among the Members with a positive Net Tax Benefit in proportion to the respective Tax Benefit Payment that would have been payable to such Members if there had been no limitation.

(b) Late Payments. If for any reason the Corporation is not able to timely and fully satisfy its payment obligations under this Agreement in respect of a particular Taxable Year, then Default Rate Interest will begin to accrue pursuant to Section 5.2 and the Corporation and other Parties agree that (i) the Corporation shall pay the Tax Benefit Payments due in respect of such Taxable Year to each Member pro rata to the extent of such Tax Benefit Payments, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments to all Members in respect of all prior Taxable Years have been made in full.

Section 3.4 Optional Estimated Payment Procedure. As long as the Corporation is current in respect of its payment obligations owed to each Member pursuant to this Agreement and there are no delinquent Tax Benefit Payments (including interest thereon) outstanding in respect of prior Taxable Years for any Member, the Corporation may, at any time on or after the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for a Taxable Year and at the Corporation’s option, in its sole discretion, make one or more estimated payments to the Members in respect of any anticipated amounts to be owed with respect to a Taxable Year to the Members pursuant to Section 3.1 of this Agreement (any such estimated payments referred to as an “Estimated Tax Benefit Payment”); provided that any Estimated Tax Benefit Payment made to a Member pursuant to this Section 3.4 is matched by a proportionately equal Estimated Tax Benefit Payment to all other Members then entitled to a Tax Benefit Payment. Any Estimated Tax Benefit Payment made under this Section 3.4 shall be paid by the Corporation to the Members and applied against the final amount of any expected Tax Benefit Payment to be made pursuant to Section 3.1. The payment of an Estimated Tax Benefit Payment by the Corporation to the Members pursuant to this Section 3.4 shall also terminate the obligation of the Corporation to make payment of any Extension Rate Interest that might have otherwise accrued with respect to the proportionate amount of the Tax Benefit Payment that is being paid in advance of the applicable Tax Benefit Schedule being finalized pursuant to Section 2.4. Upon the making of any Estimated Tax Benefit Payment pursuant to this Section 3.4, the amount of such Estimated Tax Benefit Payment shall first be applied to any estimated Extension Rate Interest, then to Imputed Interest, and then applied to the remaining residual amount of the Tax Benefit Payment to be made pursuant to Section 3.1. In determining the final amount of any Tax Benefit Payment to be made pursuant to Section 3.1, and for purposes of finalizing the Tax Benefit Schedule pursuant to Section 2.4, the amount of any Estimated Tax Benefit Payments that may have been made with respect to the Taxable Year shall be increased, if the finally determined Tax Benefit Payment for a Taxable Year exceeds the Estimated Tax Benefit Payments made for such Taxable Year, with such increase being paid by the Corporation to the Members along with an appropriate amount of Extension Rate Interest in respect of the amount of such increase (a “True-Up”). If the Estimated Tax Benefit Payment for a Taxable Year exceeds the finally determined Tax Benefit Payment for such Taxable Year, such excess, along with an appropriate amount of Extension Rate Interest in respect of such excess (being charged by the Corporation to the applicable Member), shall be applied to reduce the amount of any subsequent future Tax Benefit Payments (including Estimated Tax Benefit Payments, if any) to be paid by the Corporation to such Member. As of the date on which any Estimated Tax Benefit Payments are made, and as of the date on which any True-Up is made, all such payments shall be made in the same manner and subject to the same terms and conditions as otherwise contemplated by Section 3.1 and all other applicable terms of this Agreement. For the avoidance of doubt, as is the case with Tax Benefit Payments made by the Corporation to the Members pursuant to Section 3.1, the amounts of any Estimated Tax Benefit Payments made pursuant to this Section 3.4 that are attributable to an Exchange shall also be treated, in part, as subsequent upward purchase price adjustments that give rise to Basis Adjustments in the Taxable Year of payment and as of the date on which such payments are made (to the extent of the estimated Net Tax Benefit associated with such Estimated Tax Benefit Payment, less any Imputed Interest, and exclusive of any Extension Rate Interest).

ARTICLE IV.

TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) Corporation’s Early Termination Right. With the written approval of a majority of the Independent Directors, the Corporation may completely terminate this Agreement, as and to the extent provided herein, with respect to all amounts payable to the Members pursuant to this Agreement by paying to the Members the Early Termination Payment; provided that Early Termination Payments may be made pursuant to this Section 4.1(a) only if made in full and simultaneously to all Members that are entitled to such a payment, and provided further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon the Corporation’ payment of the Early Termination Payment, the Corporation shall not have any further payment obligations under this Agreement, other than with respect to any: (i) prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of the Early Termination Notice; and (ii) current Tax Benefit Payment due for the Taxable Year ending on or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the calculation of the Early Termination Payment). For the avoidance of doubt, if an Exchange subsequently occurs with respect to Units for which the Corporation has exercised its termination rights under this Section 4.1(a), the Corporation shall have no obligations under this Agreement with respect to such Exchange.

(b) Acceleration Upon Change of Control. In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the closing date of the transaction resulting in a Change of Control and utilizing the Valuation Assumptions by substituting the phrase “the closing date of the transaction resulting in a Change of Control” in each place where the phrase “Early Termination Effective Date” appears. Such obligations shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the closing date of the transaction resulting in a Change of Control, (2) any Tax Benefit Payments agreed to by the Corporation and the Members as due and payable but unpaid as of the Early Termination Notice and (3) any Tax Benefit Payments due for any Taxable Year ending prior to, with or including the closing date of the transaction resulting in a Change of Control (except to the extent that any amounts described in clauses (2) or (3) are included in the Early Termination Payment). For the avoidance of doubt, Sections 4.2 and 4.3 shall apply to a Change of Control, mutadis mutandi.

(c) Acceleration Upon Breach of Agreement. In the event that the Corporation materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder, or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and become immediately due and payable upon notice of acceleration from a Member (provided that in the case of any proceeding under the Bankruptcy Code or other insolvency statute, such acceleration shall be automatic without any such notice), and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such notice of acceleration (or, in the case of any proceeding under the Bankruptcy Code or other insolvency statute, on the date of such breach) and shall include, but not be limited to: (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of notice of such acceleration; (ii) any prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of notice of such acceleration; and (iii) any current Tax Benefit Payment due for the Taxable Year ending with or including the date of notice of such acceleration; provided that if such breach (and any effect thereof) is capable of being cured and the Corporation cures such breach (and any effect thereof) within five (5) Business Days of receipt of notice thereof, such breach will not be considered to be a material breach of a material obligation under this Agreement for all purposes of this Agreement. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement and such breach is not a material breach of a material obligation, a Member shall still be entitled to enforce all of its rights otherwise available under this Agreement, excluding, for the avoidance of doubt, seeking an acceleration of amounts payable under this Agreement. For purposes of this Section 4.1(c), and subject to the following sentence, the Parties agree that the failure to make any payment(s) due pursuant to this Agreement within three months of the relevant Final Payment Date shall, after expiration of the five (5) Business Day notice and cure period above, if applicable, be deemed to be a material breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a material breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the relevant Final Payment Date. Notwithstanding anything in this Agreement to the contrary, it shall not be a material breach of a material obligation of this Agreement if the Corporation fails to make any Tax Benefit Payment within three months of the relevant Final Payment Date to the extent that the Corporation has insufficient funds, or cannot take commercially reasonable actions to obtain sufficient funds, to make such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporation does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate).

Section 4.2 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1 above, the Corporation shall deliver to the Members a notice of the Corporation’s decision to exercise such right (an “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. The Corporation shall also (x) deliver supporting schedules and work papers, as determined by the Corporation or as reasonably requested by a Member, that provide a reasonable level of detail regarding the data and calculations that were relevant for purposes of preparing the Early Termination Schedule; (y) deliver an Advisory Firm Letter supporting such Early Termination Schedule; and (z) allow the Members and their advisors to have reasonable access to the appropriate representatives, as determined by the Corporation or as reasonably requested by a Member, at the Corporation and the Advisory Firm in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on each Party thirty (30) calendar days from the first date on which the Members received such Early Termination Schedule unless:

(i) a Member within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporation with (A) notice of a material objection to such Early Termination Schedule made in good faith and setting forth in reasonable detail such Member’s material objection (a “Termination Objection Notice”) and (B) a letter from a Member Advisory Firm (that is different from the Advisory Firm that was used by the Corporation to prepare the Early Termination Schedule) in support of such Termination Objection Notice; or

(ii) each Member provides a written waiver of such right of a Termination Objection Notice within the period described in clause (i) above, in which case such Early Termination Schedule becomes binding on the date the waiver from all Members is received by the Corporation.

In the event that a Member timely delivers a Termination Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Termination Objection Notice within thirty (30) calendar days after receipt by the Corporation of the Termination Objection Notice, the Corporation and such Member shall employ the Reconciliation Procedures. For the avoidance of doubt, and notwithstanding anything to the contrary herein, the expense of preparing and obtaining the letter from a Member Advisory Firm referenced in clause (i) above shall be borne solely by such Member and the Corporation shall have no liability with respect to such letter or any of the expenses associated with its preparation and delivery. The date on which the Early Termination Schedule becomes final in accordance with this Section 4.2 shall be the “Early Termination Reference Date.”

Section 4.3 Payment Upon Early Termination.

(a) Timing of Payment. Within three (3) Business Days after the Early Termination Reference Date, the Corporation shall pay to each Member an amount equal to the Early Termination Payment for such Member. Such Early Termination Payment shall be made by the Corporation by wire transfer of immediately available funds to a bank account or accounts designated by the Members or as otherwise agreed by the Corporation and the Members.

(b) Amount of Payment. The “Early Termination Payment” payable to a Member pursuant to Section 4.3(a) shall equal the present value, discounted at the Early Termination Rate as determined as of the Early Termination Reference Date, of all Tax Benefit Payments that would be required to be paid by the Corporation to such Member, whether payable with respect to Units that were Exchanged prior to the Early Termination Effective Date or deemed to be Exchanged on the Early Termination Effective Date pursuant to the Valuation Assumptions, beginning from the Early Termination Effective Date and using the Valuation Assumptions. For the avoidance of doubt, an Early Termination Payment shall be made to each Member, regardless of whether such Member has exchanged all of its Units as of the Early Termination Effective Date.

ARTICLE V.

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to the Members under this Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations owed in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporation that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the Members and the Corporation shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations.

Section 5.2 Late Payments by the Corporation. Except as otherwise provided in this Agreement, the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to any Member when due under the terms of this Agreement, whether as a result of Section 5.1 and the terms of the Senior Obligations or otherwise, shall be payable together with any interest thereon, computed at the Default Rate and commencing from the Final Payment Date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment.

ARTICLE VI.

TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporation’s and BJS LLC’s Tax Matters. Except as otherwise provided herein, and except as provided in Article IX of the LLC Agreement, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation and BJS LLC, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes.

Notwithstanding the foregoing, the Corporation shall notify the Members of, and keep them reasonably informed with respect to, the portion of any tax audit of the Corporation or BJS LLC, or any of BJS LLC’s Subsidiaries, the outcome of which is reasonably expected to materially affect the Tax Benefit Payments payable to any Member under this Agreement, and such Member shall have the right to participate in and to monitor at their own expense (but, for the avoidance of doubt, not to control) any such portion of any such Tax audit. In addition to the foregoing, the Corporation shall not take any action outside the ordinary course of business (other than exercising its early termination right under Section 4.1(a)) the purpose of which is to minimize Tax Benefit Payments determined in accordance with this Agreement; provided, that for the avoidance of doubt, nothing in this sentence shall be construed to in any way limit or otherwise prohibit the Corporation from exercising its rights pursuant to this Agreement (including, for the avoidance of doubt, this Section 6.1).

Section 6.2 Consistency. Except as otherwise required by law, all calculations and determinations made hereunder, including, without limitation, any Basis Adjustments, the Schedules, and the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies or positions taken by the Corporation and BJS LLC on their respective Tax Returns. Each Member shall prepare its Tax Returns in a manner that is consistent with the terms of this Agreement, and any related calculations or determinations that are made hereunder, including, without limitation, the terms of Section 2.1 of this Agreement and the Schedules provided to the Members under this Agreement. In the event that an Advisory Firm is replaced with another Advisory Firm acceptable to the Audit Committee, such replacement Advisory Firm shall perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm, unless otherwise required by law or unless the Corporation and all of the Members agree to the use of other procedures and methodologies.

Section 6.3 Cooperation.

(a) Each Member shall (i) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (ii) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter. For the avoidance of doubt, no provision of this Agreement shall be construed to require any Member (other than the Corporation) to provide any other party any right to access or review any Tax Return, tax work papers, or other proprietary or confidential information of such Member.

(b) The Corporation shall reimburse the Members for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to Section 6.3(a).

ARTICLE VII.

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be as specified in a notice given in accordance with this Section 7.1). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to the Corporation, to:

BJ Services, Inc.

11211 FM 2920

Tomball, Texas 77375

Attn: [ 🌑 ]

Facsimile: [ 🌑 ]

Email [ 🌑 ]

with a copy (which shall not constitute notice to the Corporation) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attn: [ 🌑 ]

Facsimile: [ 🌑 ]

Email [ 🌑 ]

If to a Member, the address, facsimile number and e-mail address specified for such Member on Schedule I to this Agreement

Any Party may change its address, fax number or e-mail address by giving each of the other Parties written notice thereof in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Assignments; Amendments; Successors; No Waiver.

(a) Assignment. No Member may assign, sell, pledge, or otherwise alienate or transfer any interest in this Agreement, including the right to receive any Tax Benefit Payments under this Agreement, to any Person without the prior written consent of the Corporation, which consent shall not be unreasonably withheld, conditioned, or delayed, and without such Person executing and delivering a Joinder agreeing to succeed to the applicable portion of such Member’s interest in this Agreement and to become a Party for all purposes of this Agreement (the “Joinder Requirement”); provided, however, that to the extent any Member sells, exchanges, distributes, or otherwise transfers Units to any Person (other than the Corporation or BJS LLC) in accordance with the terms of the LLC Agreement, the Members shall have the option to assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, provided that such transferee has satisfied the Joinder Requirement. For the avoidance of doubt, if a Member transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such Member shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units. The Corporation may not assign any of its rights or obligations under this Agreement to any Person without the prior written consent of each of the Members (and any purported assignment without such consent shall be null and void).

(b) Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Parties; provided that amendment of the definition of Change of Control will also require the written approval of a majority of the Independent Directors. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(c) Successors. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

(d) Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Resolution of Disputes.

(a) Except for Reconciliation Disputes subject to Section 7.9, any and all disputes which cannot be settled after substantial good-faith negotiation, including any ancillary claims of any Party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration by a panel of three arbitrators, of which the Corporation shall designate one arbitrator and the Members party to such Dispute shall designate one arbitrator in accordance with the “screened” appointment procedure provided in Resolution Rule 5.4. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of the arbitration shall be [ 🌑 ].

(b) Notwithstanding the provisions of paragraph (a), any Party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another Party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate. For the avoidance of doubt, this Section 7.8 shall not apply to Reconciliation Disputes to be settled in accordance with the procedures set forth in Section 7.9.

(c) Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, if such Court declines jurisdiction, the courts of the State of Delaware sitting in Wilmington, Delaware, and of the U.S. District Court for the District of Delaware sitting in Wilmington, Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the Parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the fullest extent permitted by applicable law, in such U.S. District Court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Each Party irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7.8(c). Each Party irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(e) Each Party irrevocably consents to service of process by means of notice in the manner provided for in Section 7.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by law.

(f) WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(g) Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of Section 7.9, or a Dispute within the meaning of this Section 7.8, shall be decided and resolved as a Dispute subject to the procedures set forth in this Section 7.8.

Section 7.9 Reconciliation. In the event that the Corporation and any Member are unable to resolve a disagreement with respect to a Schedule (other than an Early Termination Schedule) prepared in accordance with the procedures set forth in Section 2.4, or with respect to an Early Termination Schedule prepared in accordance with the procedures set forth in Section 4.2, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both Parties. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporation and such Member agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or such Member or other actual or potential conflict of interest. If the Parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the selection of an Expert shall be treated as a Dispute subject to Section 7.8 and an arbitration panel shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the Corporation or such Member or other actual or potential conflict of interest. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto, or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation except as provided in the next sentence. The Corporation and the Members, as applicable, shall bear their own costs and expenses of such Reconciliation Dispute, unless (i) the Expert adopts the Member’s or Member’s position, as applicable, in which case the Corporation shall reimburse the Member for any reasonable and documented out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporation’s position, in which case the Member shall reimburse the Corporation for any reasonable and documented out-of-pocket costs and expenses in such proceeding. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation and the Members, as applicable, and may be entered and enforced in any court having competent jurisdiction.

Section 7.10 Withholding. The Corporation shall be entitled to deduct and withhold from any payment that is payable to any Member pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. state, local or foreign tax law. If the Corporation becomes aware of any such requirement to deduct and withhold taxes from any payment, the Corporation shall (i) provide prompt written notice to the applicable Member(s) of the amount of such tax, (ii) consult with the applicable Member(s) as to the nature of the tax and the basis upon which such withholding is required, (iii) provide the Member(s) any required tax documentation and (iv) use commercially reasonable efforts to obtain exemptions from, or reductions of, any taxes required to be withheld. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by the Corporation to the relevant Member. Each Member shall promptly provide the Corporation with any applicable tax forms and certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax law.

Section 7.11 Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable Sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local tax law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset plus the amount of debt to which such contributed asset is subject. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if the Corporation or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive or pursuant to any other transaction to which Section 381(a) of the Code applies, the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) pursuant to this Section 7.11(b).

Section 7.12 Confidentiality. Each Member and its assignees acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporation and its Affiliates and successors, learned by any Member or Member, as applicable, heretofore or hereafter. This Section 7.12 shall not apply to (a) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of any Member in violation of this Agreement) or is generally known to the business community, (b) the disclosure of information to the extent necessary for a Member to prosecute or defend claims arising under or relating to this Agreement, (c) the disclosure of information to the extent necessary for a Member to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns, and (d) (i) the disclosure of information to any regulatory authority or rating agency to which such Member or any of its Affiliates is subject or with which it has regular dealings, as long as such authority or agency is advised of the confidential nature of such information and such Member uses reasonable best efforts to seek confidential treatment of such information to the extent available, and (ii) the disclosure of information (A) as is requested by a regulatory or governmental authority with jurisdiction over a Member or its Affiliates or (B) to a banking regulator with jurisdiction over a Member or its Affiliates after it is determined by counsel to be advisable in light of ongoing review or oversight by such regulator. Notwithstanding anything to the contrary herein, the Members and each of their assignees (and each employee, representative or other agent of the Members or their assignees, as applicable) may disclose at their discretion to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporation, the Members and any of their transactions, and all materials of any kind (including tax opinions or other tax analyses) that are provided to the Members relating to such tax treatment and tax structure. If a Member or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporation shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a Member reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such Member (or direct or indirect equity holders in such Member) in connection with any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to such Member (or any direct or indirect owner of such Member), then at the written election of such Member in its sole discretion (in an instrument signed by such Member and delivered to the Corporation) and to the extent specified therein by such Member this Agreement shall cease to have further effect solely with respect to such Member and shall not apply to an Exchange with respect to the Units of such Member occurring after a date specified by such Member or may be amended in a manner reasonably determined by such Member provided that (i) such amendment shall not result in an increase in any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment and (ii) each other Member consents in writing to such amendment, such consent not to be unreasonably withheld, conditioned, or delayed.

Section 7.14 Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any Member hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Member shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Tax Benefit Payment, the Estimated Tax Benefit Payment or Early Termination Payment, as applicable (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged, or received by any Member exceeds the Maximum Rate, such Member may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such Member hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury laws.

Section 7.15 Independent Nature of Rights and Obligations. The rights and obligations of each Member hereunder are several and not joint with the rights and obligations of any other Person. A Member shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a Member have the right to enforce the rights or obligations of any other Person hereunder (other than the Corporation). The obligations of a Member hereunder are solely for the benefit of, and shall be enforceable solely by, the Corporation. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Member pursuant hereto or thereto, shall be deemed to constitute the Members acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Members are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and the Corporation acknowledges that the Members are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

Signature Page Follows This Page

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

CORPORATION:

BJ SERVICES, INC.

By:
Name: [ 🌑 ]
Title: [ 🌑 ]

BJS LLC:

BJ SERVICES, LLC

By:
Name: [ 🌑 ]
Title: [ 🌑 ]

BHOO:

BAKER HUGHES OILFIELD OPERATIONS LLC

By:
Name: [ 🌑 ]
Title: [ 🌑 ]

BH SUBCO:

BAKER HUGHES INTERNATIONAL HOLDINGS LLC

By:
Name: [ 🌑 ]
Title: [ 🌑 ]

SPONSOR:

ALLIED ENERGY JV CONTRIBUTION, LLC

By:
Name: [ 🌑 ]
Title: [ 🌑 ]

Signature Page to Tax Receivable Agreement

[CSL]:

[ 🌑 ]

By:
Name: [ 🌑 ]
Title: [ 🌑 ]

[GS]:

[ 🌑 ]

By:
Name: [ 🌑 ]
Title: [ 🌑 ]

MANAGEMENT HOLDINGS:

BJ SERVICES MANAGEMENT HOLDINGS, LLC

By:
Name: [ 🌑 ]
Title: [ 🌑 ]

Signature Page to Tax Receivable Agreement

SCHEDULE I

Members’ Schedule

(as of [•], 2017)

Member	Number of Units	Date and Amount of Contribution
[Member Name] Mailing Address: [•]
Total of All Units

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of             , 20            (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [ 🌑 ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”) by and among by and among BJ Services, Inc., a Delaware corporation (the “Corporation”), BJ Services, LLC, a Delaware limited liability company (“BJS LLC”), Baker Hughes Oilfield Operations LLC, a California limited liability company (“BHOO”), Baker Hughes International Holdings LLC, a Delaware limited liability company (“BH SubCo”), Allied Energy JV Contribution, LLC, a Delaware limited liability company (“Sponsor”) and each of the Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1.	Joinder to the Tax Receivable Agreement. The undersigned hereby represents and warrants to the Corporation that, as of the date hereof, the undersigned has been assigned an interest in the Tax Receivable Agreement from a Member and [ 🌑 ].

2.	Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a Member under the Tax Receivable Agreement and a Party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

3.	Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

4.	Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

Exhibit A

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTY]

By:
Name:
Title:

Acknowledged and agreed

as of the date first set forth above:

BJ SERVICES, INC.

By:
Name:
Title:

Exhibit A